FOURTH AMENDMENT
                       TO FINANCING AND SECURITY AGREEMENT

     THIS FOURTH AMENDMENT TO FINANCING AND SECURITY AGREEMENT (this "Amendment") is made as of this 3rd day of September, 1996, by and among CHARTER POWER SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware ("Charter Power"), C&D CHARTER POWER SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware ("C&D Charter"), INTERNATIONAL POWER SYSTEMS, INC., a corporation organized and existing under the laws of the State of Arizona ("International"), RATELCO ELECTRONICS, INC., a corporation organized and existing under the laws of the
State of Delaware ("Ratelco"), C&D/CHARTER HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware ("Charter Holdings"), CHARTER POWER OF CALIFORNIA, a corporation organized and existing under the laws of the State of California ("Charter California"), POWER CONVERTIBLES CORPORATION, a corporation organized and existing under the laws of the State of Arizona ("PCC"), PCC DE MEXICO S.A. DE C.V. ("PCC Mexico"), POWER CONVERTIBLES IRELAND LIMITED ("PCC Ireland") and LH RESEARCH, INCORPORATED, a corporation organized and existing under the laws of the State of Delaware ("LH Research") (Charter Power, C&D Charter, International, Ratelco, Charter Holdings and Charter California, PCC, PCC Mexico, PCC Ireland and LH Research are herein collectively referred to as the "Borrowers" and individually as a "Borrower"); NATIONSBANK, N.A., a national banking association, in its capacity as a lender ("NationsBank"), FLEET BANK, NATIONAL ASSOCIATION, a national banking association and successor in interest to NatWest Bank N.A., being formerly known as National Westminster Bank NJ ("Fleet"), CORESTATES BANK, N.A., a national banking association ("CoreStates") (NationsBank, CoreStates, and Fleet are herein collectively referred to as the "Lenders" and individually, as a "Lender"); and NATIONSBANK, N.A., a national banking association, in its capacity as agent for the Lenders (the "Agent"); Witnesseth:

                                    RECITALS

     A. The Lenders, the Borrowers and the Agent are parties to that certain Financing and Security Agreement dated September 26, 1994 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"). Under and subject to the provisions of the Credit Agreement, the Lenders agreed to establish jointly and severally in favor of the Existing Borrowers (i) a revolving credit facility in a maximum principal amount not to exceed SIXTY-FIVE MILLION DOLLARS ($65,000,000) (the "Total Revolving Credit Committed Amount"), (ii) a term loan facility (collectively, the "Term Loans") in an original principal amount not to exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the "Total Term Loan Committed Amount") and (iii) a letter of credit facility as part of the Revolving Credit Facility (the "Letter of Credit Facility") in a maximum principal amount not to exceed EIGHT MILLION DOLLARS ($8,000,000) (the "Letter of Credit Committed Amount").

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     B. The  Borrowers  have  requested  that the Lenders and the Agent agree to amend certain terms and conditions of the Credit Agreement, and subject to the provisions of this Amendment, the Lenders and the Agent have so agreed;
provided, that the Borrowers execute and deliver this Amendment and the Borrowers furnish to the Agent such information, items, certifications and other documents as the Agent and/or any of the Lenders may reasonably request to close and consummate any of the transactions contemplated by this Amendment or otherwise by the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

     1. The recitals set forth above are true and accurate in each and every respect and are incorporated herein by reference. All capitalized terms used herein but not specifically defined herein shall have the respective meanings given such terms in the Credit Agreement, unless the context indicates or dictates a contrary meaning.

     2. The Credit Agreement is hereby amended as follows:

          a. The definition of "Revolving Credit Expiration Date" on page 28 of the Credit Agreement is hereby amended to mean January 31, 1999, as may be further extended in accordance with the provisions of Section 2.1.9. of the Credit Agreement.

          b. Section 2.1.7 on page 38 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its place:

               2.1.7 REVOLVING CREDIT UNUSED LINE FEE. The Borrowers shall jointly and severally pay to the Agent, in arrears, for the ratable benefit of the Lenders, a quarterly revolving credit unused line fee (collectively, the "Revolving Credit Unused Line Fees" and individually, a "Revolving Credit Unused Line Fee") in an amount to be determined based upon the ratio of Funded Debt to EBITDA for the rolling four (4) quarter month period covered by the then most recent financial statements furnished or required to be furnished to the Agent pursuant to and in the form required by Section 6.1.1(a) and
          Section 6.1.1(c). Within three (3) Business Days of the Agent's receipt of such financial statements in the form required, the Agent shall calculate the ratio of Funded Debt to EBITDA for the then rolling four (4) quarter period covered by such financial statements, and shall notify the Borrowers and the Lenders of its determination. If such financial statements are not furnished as and when required, the Borrowers may not be permitted to select or change an Interest Rate or an

          Interest Period. Following, the Agent's determination of the Funded Debt to EBITDA ratio, the Revolving Credit Unused Line Fee shall be as follows:

            FUNDED DEBT TO EBITDA RATIO                 FEE AMOUNT
            ---------------------------                 ----------

            Less than 1.0 to 1.0                        .125%

            Greater than or equal to                    .15%
            1.0 to 1.0, but less than
            1.75 to 1.0

            Greater than or equal to                    .18%
            1.75 to 1.0, but less than
            2.25 to 1.0

            Greater than or equal to                    .22%
            2.25 to 1.0, but less than
            2.75 to 1.0

            Greater than or equal to                    .25%
            2.75 to 1.0, but not more
            than 3.0 to 1.0

            Greater than or equal to
            3.0 to 1.0                                  .50%

          c. Section 2.1.11 of the Credit Agreement (as added by the Second Amendment to Financing and Security Agreement dated January 26, 1996) is hereby deleted in its entirety and the following is substituted in its place:

          2.1.11 CONVERSION OF REVOLVING LOAN ADVANCES FOR STOCK PURCHASES; MANDATORY REDUCTIONS IN TOTAL REVOLVING CREDIT FACILITY. The Borrowers jointly and severally covenant and agree that if at any time the aggregate principal amount of Revolving Loan advances used to purchase Stock at any time and from time to time equals or exceeds Twelve Million Dollars ($12,000,000) and such aggregate principal amount (each a "Stock Purchase Advance") has not yet been converted to a Converted Stock Loan in accordance with the provisions of this Section 2.1.11, that portion of the Stock Purchase Advance in excess of Seven Million Dollars ($7,000,000) shall be converted into a term loan having a maturity date which is three (3) years after the effective date of the conversion (each referred to herein as a "Converted Stock Loan"); provided that (i) all Stock purchased with the proceeds of such Stock Purchase Advance shall have been purchased by Charter Power in accordance with the provisions of Section 6.2.4 of this Agreement,
          (ii) there shall not exist a Default or an Event of Default under this Agreement as of the effective date of such conversion, and (iii) the Borrowers shall have executed and delivered to the Agent a series of promissory notes (as from time to time extended, amended, restated, supplemented or otherwise modified, the "Converted Stock Notes" and individually a "Converted Stock Note") substantially in the form of Exhibit A-3 attached to and made a part of this Agreement, with appropriate insertions and such other documents as the Agent and/or any of the Lenders may reasonably require to confirm the validity of the Obligations, as converted, and any Liens and security interests. Each Lender's Converted Stock Note shall be dated as of the date the Stock Purchase Advance, in part evidenced by such Converted Stock Note, equals or exceeds Twelve Million Dollars ($12,000,000), shall be payable to the order of such Lender at the times provided in the Converted Stock Note, and shall be in the principal amount of such Lender's Proportionate Share of that portion of the respective Stock Purchase Advance exceeding Seven Million Dollars ($7,000,000) evidenced, in part, by such Converted Stock Note. If as of the effective date of any proposed conversion the Borrowers would not be entitled to convert any Stock Purchase Advance to a Converted Stock Loan, such Stock Purchase Advance, together with any unpaid and accrued interest thereon, shall be payable jointly and severally by the Borrowers ON DEMAND.

          The unpaid principal balance of each Converted Stock Loan shall bear interest at a floating and fluctuating rate of interest equal to the Interest Rate or Interest Rates then available for the Converted Term Loan, as selected by the Borrowers in accordance with the provisions of Section 2.4. The unpaid principal balance of each Converted Stock Loan, together with unpaid and accrued interest thereon, shall be due and payable in consecutive quarterly installments on the first day of each quarterly period commencing with the first such date following the effective date of the Converted Stock Loan; the principal amount of each such quarterly installment shall be sufficient to fully amortize the principal balance of the Converted Stock Loan in approximately equal quarterly principal installments by the maturity date of such Converted Stock Loan.

          Subject to the terms of Section 2.4.5 of the Credit Agreement, the Borrowers may, at their option, at any time and from time to time, prepay, the Converted Stock

          Loans, in whole or in part, upon at least five (5) Business Days prior written notice to the Agent, specifying the date and amount of the proposed prepayment. Subject to the terms of Section 2.4.5 of the Credit Agreement, each Converted Stock Note may be prepaid, in whole or in part, without premium or penalty. The amount to be prepaid, together with unpaid and accrued interest thereon through the date of prepayment if the prepayment is intended to prepay the Converted Stock Loans in whole, shall be paid by the Borrowers to the Agent for the ratable benefit of the Lenders on the date specified for such prepayment. Partial prepayments shall be in an amount not less than Two Hundred Thousand Dollars ($200,000) and shall be applied first to all unpaid and accrued late charges, second to any unpaid and outstanding Enforcement Costs, third to any billed and unpaid interest on the Converted Stock Loans, and then to principal against the principal installments in the inverse order of their maturities.

          The Total Revolving Credit Committed Amount shall be automatically and permanently reduced by the principal amount of each Converted Stock Loan as of the effective date of such Converted Stock Loan. If, after giving effect to any such reduction in the Total Revolving Credit Committed Amount, the then outstanding principal amount of the Revolving Loan exceeds the Total Revolving Credit Committed Amount as so reduced, the Borrowers jointly and severally shall contemporaneously with such reduction (a) make a mandatory prepayment of the Revolving Loan in the amount of such excess, and (b) pay to the Agent for the ratable benefit of the Lenders an amount equal to unpaid interest on the amount of such excess and the pro rata portion of the Revolving Credit Unused Line Fee accrued to the date of such mandatory prepayment. After each such reduction, the Revolving Credit Unused Line Fee shall be calculated with respect to the Total Revolving Credit Committed Amount as so reduced.

          For purposes of this Agreement, all Stock purchases shall be deemed to have been financed with the proceeds of the Revolving Loan, regardless of the actual source of funds for the purchase.

          d. Subsections (b) and (c) of Section 2.3.2 on page 43 of the Credit Agreement are hereby amended to provide that the Letter of Credit Fee for any Letter of Credit (other than the

Rockdale Letter of Credit and the PEDFA Obligations) shall be in an amount equal to one and one-eighth percent (1-1/8%) per annum of the face amount of such Letter of Credit.

          e. Section 2.4.1(b)(i) on pages 55 and 56 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its place:

          (i) with respect to advances under the Revolving Loan, the Applicable Margin to be added when calculating the available Interest Rates shall be as follows:

            FUNDED DEBT TO EBITDA RATIO                 APPLICABLE MARGIN
            ---------------------------                 -----------------

            Less than 1.0 to 1.0                        LIBOR Loans: .60%
                                                        Prime Loans: -.40%

            Greater than or equal to                    LIBOR Loans: .75%
            1.0 to 1.0, but less than                   Prime Loans: -.25%
            1.75 to 1.0

            Greater than or equal to                    LIBOR Loans: .95%
            1.75 to 1.0, but less than                  Prime Loans: 0%
            2.25 to 1.0

            Greater than or equal to                    LIBOR Loans: 1.25%
            2.25 to 1.0, but less than                  Prime Loans:  .25%
            2.75 to 1.0

            Greater than or equal to                    LIBOR Loans: 1.60%
            2.75 to 1.0, but less than                  Prime Loans:  .60%
            3.0 to 1.0

          The initial Interest Rate adjustment, if any, shall be effective as of September 1, 1996 if and to the extent the ratio of Funded Debt to EBITDA as set forth above results in any such Interest Rate adjustment.

          f. Section 2.4.1(b)(iv) on pages 56 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its place:

          (iv) If the ratio of Funded Debt to EBITDA at any time  exceeds 3.0 to
          1.0 all Loans (including the Converted Term Loan) shall bear interest at the Post-Default Rate.

          g. Section 2.4.1(d) of the Credit Agreement (as added by the Second Amendment to Financing and Security Agreement dated January 26, 1996) is hereby deleted in its entirety. For purposes of calculating Interest Rates available under the Credit Agreement at any time after the date of this Amendment, the Stock Margin shall be equal to zero.

          h. Section 6.1.15 on page 99 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its place:

          6.1.15 LIABILITIES TO TANGIBLE NET WORTH. The Borrowers and the Restricted Subsidiaries, on a Consolidated basis and as of the end of each fiscal quarter, commencing with the first such fiscal quarter ending on or after July 31, 1996, shall have a ratio of Liabilities to Tangible Net Worth of not more than 2.25 to 1.0.

          i. Section 6.1.17 on page 99 of the Credit Agreement is hereby deleted in its entirety and the following is substituted in its place:

          6.1.17 FIXED CHARGE COVERAGE RATIO. The Borrowers and the Restricted Subsidiaries, on a Consolidated basis and as of the end of each fiscal quarter, commencing with the first such fiscal quarter ending on or after July 31, 1996, shall have a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0. The Fixed Charge Coverage Ratio shall be calculated on a rolling four (4) quarter basis.

     3. The terms, conditions and provisions of this Amendment shall not be effective until each of the following conditions precedent have been satisfied fully to the extent and in the manner required by the Agent: (i) the Borrowers, the Agent and the Lenders execute and deliver this Amendment, (ii) the Borrowers furnish or cause to be furnished to the Agent all of the items to be provided by the Borrowers as listed in the "List of Closing Documents" prepared by the Agent's counsel and previously furnished to the Borrowers in connection with the Third Amendment to Financing and Security Agreement dated March 13, 1996, and as more particularly indicated in Exhibit A attached hereto and made a part hereof, and (iii) the Borrowers shall have reimbursed the Agent for all fees and expenses reasonably incurred by the Agent in connection with the transactions contemplated by this Amendment (including, without limitation, attorneys' fees and expenses).

     4. The terms "this Agreement" as used in the Credit Agreement and the terms "Credit Agreement" as used in any of the Financing Documents shall mean the Credit Agreement as modified herein unless the context clearly indicates or dictates a contrary meaning.

     5. The Borrowers will execute such confirmatory instruments with respect to the Credit Agreement and/or any of the Financing Documents as the Agent may reasonably require.

     6. The Borrowers ratify and confirm all of their respective liabilities and obligations under the Credit Agreement and agree that, except as expressly modified in this Amendment, the Credit Agreement continues in full force and effect as if set forth specifically herein. The Borrowers, the Agent and the Lenders agree that this Amendment shall not be construed as an agreement to extinguish the original obligations under the Credit Agreement and shall not constitute a novation as to any of the joint and several obligations of the Borrowers under the Credit Agreement.

     7. This Amendment may not be amended, changed, modified, altered or terminated without in each instance the prior written consent of the Agent, the Lenders and the Borrowers. This Amendment shall be construed in accordance with, and governed by, the laws of the State of Maryland.

     8. The Borrowers agree that neither the execution and delivery of this Amendment nor any of the terms, provisions, covenants, or agreements contained in this Amendment shall in any manner release, impair, lessen, waive, or otherwise adversely affect the joint and several liability and obligations of the Borrowers under the terms of the Credit Agreement.

     9. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Borrowers, the Agent and the Lenders have caused this Amendment to be executed under seal as of the date first above written.

ATTEST:                             CHARTER POWER SYSTEMS, INC.


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title:

ATTEST:                             C&D CHARTER POWER SYSTEMS, INC.


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title:  V. Pres.


ATTEST:                             INTERNATIONAL POWER SYSTEMS, INC.


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title: V. Pres.


ATTEST:                             RATELCO ELECTRONICS, INC.


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title: V. Pres


ATTEST:                             C&D/CHARTER HOLDINGS, INC.


/s/ STEPHEN E. MARKERT, JR.         By: /s/ ROBERT T. MARLEY     (Seal)
Name:                               Name:
Title: Director                     Title: Vice President


ATTEST:                             CHARTER POWER OF CALIFORNIA


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title: V. Pres


ATTEST:                             POWER CONVERTIBLES CORPORATION


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:                              Title:  Treasurer

ATTEST:                             PCC DE MEXICO S.A. DE C.V.


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:                              Title:


ATTEST:                             POWER CONVERTIBLES IRELAND LIMITED


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:                              Title:


ATTEST:                             LH RESEARCH, INCORPORATED


 /s/ ROBERT T. MARLEY               By:/s/ STEPHEN E. MARKERT, JR.(Seal)
Name:                               Name:
Title:   Treasurer                  Title:  V. Pres


WITNESS:                            NATIONSBANK, N.A.
                                    in its capacity as Agent


 /s/ STACY L. DENSON                By: /s/PATRICK M. MOORE      (Seal)
                                    Name:  Patrick M. Moore
                                    Title: Vice President


WITNESS:                            NATIONSBANK, N.A.
                                    in its capacity as a Lender


 /s/ STACY L. DENSON                By: /s/ PATRICK M. MOORE     (Seal)
                                    Name:  Patrick M. Moore
                                    Title: Vice President


WITNESS:                            CORESTATES BANK, N.A.
                                    in its capacity as a Lender


 /s/ JOHN GERHART                   By: /s/ KARL F. SCHULTZ      (Seal)
                                    Name:Karl F. Schultz
                                    Title:Vice President

WITNESS: FLEET BANK, NATIONAL ASSOCIATION (formerly known as NatWest Bank N.A.) in its capacity as a Lender


_________________________           By: /s/ GARY P. KEARNS       (Seal)
                                    Name:  Gary P. Kearns
                                    Title: SVP